FOR INFORMATION CONTACT:

Elisha Finney (650) 424-6803

elisha.finney@varian.com

Spencer Sias (650) 424-5782

spencer.sias@varian.com

For Immediate Release:

Varian Medical Systems Reports Results for Third Quarter of Fiscal Year 2014

Third quarter net earnings per diluted share were $1.02 including impairment of equity investment; revenues increased 3 percent to $748 million

PALO ALTO, Calif., July 23, 2014 – Varian Medical Systems (NYSE:VAR) today is reporting net earnings of $1.02 per diluted share in the third quarter of fiscal year 2014. Net earnings were negatively impacted by about $0.06 per diluted share due to an approximately $8 million impairment charge related to a portion of Varian’s existing equity investment in Augmenix, a privately-held company developing minimally invasive hydrogels for radiotherapy. Varian’s company-wide revenues totaled $748 million for the third quarter of fiscal year 2014, up 3 percent from the year-ago quarter. The company ended the third quarter with a $2.9 billion backlog, up 4 percent from the end of the third quarter of fiscal year 2013.

“Gross orders rose strongly in our Imaging Components and Particle Therapy businesses compared to the year-ago quarter, more than offsetting a 1 percent decline in Oncology Systems where weakness in Japan overshadowed double-digit orders growth in developing markets,” said Dow R. Wilson, CEO of Varian Medical Systems. “Company revenues were lighter than expected due to delays in proton revenue recognition as well as weakness in X-ray tubes sales. However, gross margins were up for both Oncology Systems and Imaging Components.”

The company finished the third quarter of fiscal year 2014 with $926 million in cash and cash equivalents and $480 million of debt. Cash flow from operations for the fiscal third quarter was $86 million. During the quarter, the company spent $103 million to repurchase approximately 1.3 million shares of its common stock.

Oncology Systems

Oncology Systems’ third quarter revenues totaled $578 million, up 3 percent from the same quarter of fiscal year 2013. Third-quarter gross orders were $620 million, down 1 percent versus the year-ago quarter. Compared to the year-ago quarter, gross orders were about even in North America and down 2 percent outside North America. Markets outside North America represented 54 percent of Oncology gross orders for the quarter.

“Gross orders in Oncology Systems rose strongly in several emerging markets including Latin America, China, and Eastern Europe helping to partially offset weakness in Japan as well as UK where there were tough year-ago comparisons,” Wilson said. “Oncology services continued double digit gross order growth in the quarter, and were up 13 percent for the first three quarters.”

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Varian Medical Systems Reports Results for Third Quarter of Fiscal Year 2014	Page 2

Imaging Components

Imaging Components’ third quarter revenues totaled $162 million, up 2 percent from the year-ago quarter and third quarter gross orders were also $162 million, up 12 percent from the year-ago quarter.

“Our X-ray tube and flat panel product lines each generated robust double-digit gross order growth during the quarter,” Wilson said. “X-ray tube revenues declined during the quarter as improvements in the quality and operating life of our tubes enabled customers to lower inventory levels. Panels revenues grew by more than 10 percent with healthy demand from a broad spectrum of customers.”

Other

The company’s Other category, including the Varian Particle Therapy business and the Ginzton Technology Center, recorded third quarter revenues of $8 million, up 15 percent versus the year-ago quarter. Gross orders for the Other category were $57 million for the third quarter, including an order for a ProBeam proton therapy system at the National Taiwan University in Taipei.

Outlook

“Our fourth quarter revenue and EPS guidance range is tied to the timing of our proton therapy projects,” said Wilson. “We expect total company revenues for the fourth quarter of fiscal year 2014 to increase in the range of 7 to 15 percent and we expect net earnings per diluted share for the fourth quarter to be in the range of $1.14 to $1.29.”

Investor Conference Call

Varian Medical Systems is scheduled to conduct its third quarter fiscal year 2014 conference call at 2 p.m. PT today. To hear a live webcast or replay of the call, visit the investor relations page on the company’s web site at www.varian.com/investor where it will be archived for a year. To access the call via telephone, dial 1-877-869-3847 from inside the U.S. or 1-201-689-8261 from outside the U.S. The replay can be accessed by dialing 1-877-660-6853 from inside the U.S. or 1-201-612-7415 from outside the U.S. and entering confirmation code 13585004. The telephone replay will be available through 5 p.m. PT, Friday, July 25, 2014.

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Varian Medical Systems, Inc., of Palo Alto, California, is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, radiosurgery, and brachytherapy. The company supplies informatics software for managing comprehensive cancer clinics, radiotherapy centers and medical oncology practices. Varian is a premier supplier of tubes, digital detectors, and image processing software and workstations for X-ray imaging in medical, scientific, and industrial applications and also supplies high-energy X-ray devices for cargo screening and non-destructive testing applications. Varian Medical Systems employs approximately 6,700 people who are located at manufacturing sites in North America, Europe, and China and approximately 70 sales and support offices around the world. For more information, visit http://www.varian.com or follow us on Twitter.

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Varian Medical Systems Reports Results for Third Quarter of Fiscal Year 2014	Page 3

Forward-Looking Statements
Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry outlook, including growth drivers; the company’s future orders, revenues, backlog, or earnings growth; future financial results; market acceptance of or transition to new products or technology such as our Edge™ radiosurgery system, TrueBeam™ and radiographic flat panel detectors, image-guided radiation therapy, stereotactic radiosurgery, filmless X-rays, proton therapy, and security and inspection, and any statements using the terms “could,” “should,” “believe,” “expect,” “continue,” “maintain,” “outlook,” “targets,” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include global economic conditions; the impact of the Affordable Health Care for America Act (including excise taxes on medical devices) and any further healthcare reforms (including changes to Medicare and Medicaid), and/or changes in third-party reimbursement levels; currency exchange rates and tax rates; demand for the company’s products; the company’s ability to develop, commercialize, and deploy new products such as the TrueBeam platform; the company’s ability to meet Food and Drug Administration (FDA) and other regulatory requirements for product clearances or to comply with FDA and other regulatory regulations or procedures; changes in the regulatory environment, including with respect to FDA requirements; challenges associated with the successful commercialization of the company’s particle therapy business; the effect of adverse publicity; the company’s reliance on sole or limited-source suppliers; the impact of reduced or limited demand by purchasers of certain X-ray products, including those located in Japan; the company’s ability to maintain or increase margins; the impact of competitive products and pricing; the potential loss of key distributors or key personnel; challenges to public tender awards and the loss of such awards or other orders; and the other risks listed from time to time in the company’s filings with the Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

A summary of earnings and other financial information follows.

Varian Medical Systems Reports Results for Third Quarter of Fiscal Year 2014	Page 4

Varian Medical Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(Unaudited)

(Dollars and shares in millions, except per share amounts)	Q3 QTR 2014	Q3 QTR 2013 (1)	Q3 YTD 2014	Q3 YTD 2013 (1)
Gross orders	$840.2	773.1	2,373.3	2,182.5
Oncology Systems	620.4	627.2	1,766.7	1,712.9
Imaging Components	162.3	144.6	488.7	466.9
Other	57.5	1.3	117.9	2.7

Net orders	810.5	726.5	2,238.1	2,081.5
Oncology Systems	591.7	582.0	1,640.4	1,614.0
Imaging Components	161.4	143.1	480.7	464.7
Other	57.4	1.4	117.0	2.8

Order Backlog	2,869.4	2,752.8	2,869.4	2,752.8

Revenues	747.7	726.2	2,237.7	2,173.0
Oncology Systems	578.2	561.3	1,722.7	1,667.4
Imaging Components	161.8	158.2	492.0	474.6
Other	7.7	6.7	23.0	31.0

Cost of revenues	424.0	415.7	1,276.1	1,251.8

Gross margin	323.7	310.5	961.6	921.2
As a percent of revenues	43.3%	42.8%	43.0%	42.4%

Operating expenses

Research and development	57.0	53.4	175.7	151.4
Selling, general and administrative	124.2	102.4	348.8	321.9
Litigation Settlement	-	-	25.1	-
Operating earnings	142.5	154.7	412.0	447.9
As a percent of revenues	19.1%	21.3%	18.4%	20.6%

Interest income, net	1.3	1.1	2.3	2.4
Earnings before taxes	143.8	155.8	414.3	450.3
Taxes on earnings	36.7	43.0	116.5	129.4
Net earnings	$107.1	112.8	297.8	320.9
As a percent of revenues	14.3%	15.5%	13.3%	14.8%

Net earnings per share – basic	$1.03	1.04	2.85	2.95
Net earnings per share – diluted	1.02	1.03	2.81	2.90

Shares used in the calculation of net earnings per share:
Average shares outstanding - basic	103.6	108.2	104.6	108.7
Average shares outstanding - diluted	104.9	109.8	105.9	110.5

(1) Prior period numbers have been recast to conform to the segment reporting change.

Varian Medical Systems Reports Results for Third Quarter of Fiscal Year 2014	Page 5

Varian Medical Systems, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)	June 27,	September 27,
	2014	2013 (1)
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$925,987	$1,117,861
Short-term investment	60,777	62,700
Accounts receivable, net	747,346	698,254
Inventories	586,071	535,223
Deferred tax assets and other	304,575	290,745
Total current assets	2,624,756	2,704,783

Property, plant and equipment	762,307	715,991
Accumulated depreciation and amortization	(433,661)	(400,660)
Property, plant and equipment, net	328,646	315,331

Goodwill	236,130	225,335
Other assets	285,343	223,025
Total assets	$3,474,875	$3,468,474

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$173,359	$194,272
Accrued expenses	315,325	320,884
Deferred revenues	418,267	389,479
Advance payments from customers	174,843	160,644
Product warranty	48,562	39,050
Short-term borrowings	29,582	-
Current maturities of long-term debt	50,000	56,250
Total current liabilities	1,209,938	1,160,579
Other long-term liabilities	150,024	144,048
Long-term debt	400,000	450,000
Total liabilities	1,759,962	1,754,627

Stockholders’ Equity
Common stock	103,140	106,491
Capital in excess of par value	661,140	637,084
Retained earnings and accumulated other comprehensive loss	950,633	970,272
Total stockholders’ equity	1,714,913	1,713,847
Total liabilities and stockholders’ equity	$3,474,875	$3,468,474

(1) The condensed consolidated balance sheet as of September 27, 2013 was derived from audited financial statements as of that date.